Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 9/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the semi-annual period ended September 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/11/2001	$ 50,000	Federal Home Loan Bank	5.500%	01/21/2003
04/24/2001	18,836	Federal National Mtg. Assoc.	5.100	05/10/2001
05/10/2001	50,000	Federal National Mtg. Assoc.	4.100	04/05/2002
05/10/2001	39,894	Federal Home Loan Mtg.	4.110	04/25/2002
08/06/2001	344,213	Federal National Mtg. Assoc.	3.900	08/16/2001

Last Updated on 11/28/2001
By Win95 User